Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts: Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2016

SECOND QUARTER RESULTS

Company reports adjusted diluted EPS of $0.69

HOUSTON — MAY 3, 2016 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2016 second quarter ended March 31, 2016.

Revenues for the second quarter of fiscal 2016 were $152.3 million compared to revenues of $170.2 million for the second quarter of fiscal 2015. The Company reported net income for the second quarter of $5.6 million, or $0.49 per diluted share, compared to a net loss of $3.7 million, or $0.31 per diluted share, for the second quarter of fiscal 2015. Excluding restructuring and separation costs, net income for the second quarter of fiscal 2016 was $7.9 million, or $0.69 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

Thomas W. Powell, President and Chief Executive Officer, stated, “Across the company, we are realizing positive results from our focus on solid project execution and cost reduction initiatives. We are particularly pleased with the improved operational performance of our Canadian operation.

“During the second quarter, the impact of reduced capital spending in our primary oil and gas markets reduced available project opportunities and, as a result, we anticipate these lower order rates to persist through the remainder of the year and into 2017. Operationally, our strong project execution capabilities enable us to support our customers with their ongoing capital projects. Most notably, with $57 million in cash and virtually no debt, we are well positioned to manage our businesses through the current market cycle.”

New orders placed during the second quarter of fiscal 2016 totaled $117 million compared to $102 million in the first quarter of fiscal 2016 and $167 million in the second quarter of fiscal 2015. The Company’s backlog as of March 31, 2016 was $357 million compared to $391 million as of December 31, 2015 and compared to $499 million at the end of last year’s second quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Reflecting current backlog and business conditions, Powell expects full year fiscal 2016 revenues to range between $520 million and $560 million, unchanged from previous guidance, and fiscal year 2016 earnings to range between $0.80 and $1.10 per diluted share, compared to previous earnings guidance of a range between $0.65 and $1.05 per diluted share. The Company’s earnings guidance excludes restructuring and separations costs. Powell recorded $4.8 million in restructuring and separation costs, net of tax, in the first six months of fiscal 2016 and will continue to evaluate additional restructuring that may be required to align operating costs with anticipated market conditions.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, May 4, 2016 at 11:00 a.m. eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 11, 2016. To access the replay, dial 201-612-7415 using a passcode of 13635395#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015
(In thousands, except per share data)		(Unaudited)
Revenues	$152,266	$170,199	$302,243	$322,800
Cost of goods sold	122,172	145,898	248,999	277,430

Gross profit	30,094	24,301	53,244	45,370
Selling, general and administrative expenses	19,024	19,464	38,425	40,279
Research and development expenses	1,959	1,626	3,813	3,466
Restructuring and separation expenses	3,259	1,332	7,056	1,332
Amortization of intangible assets	86	113	174	232

Operating income	5,766	1,766	3,776	61
Other income	(507)	(879)	(1,015)	(1,386)
Interest expense	50	33	74	69
Interest income	(71)	(84)	(71)	(88)

Income before income taxes	6,294	2,696	4,788	1,466
Income tax provision (benefit)	727	6,379	(320)	5,388

Net income	$5,567	$(3,683)	$5,108	$(3,922)

Earnings per share:
Basic	$0.49	$(0.31)	$0.45	$(0.33)

Diluted	$0.49	$(0.31)	$0.45	$(0.33)

Weighted average shares:
Basic	11,369	12,018	11,382	12,029
Diluted	11,422	12,018	11,415	12,029
SELECTED FINANCIAL DATA:
Depreciation and Amortization	$3,408	$3,358	$6,692	$6,794

Capital Expenditures	$497	$9,730	$1,126	$28,692

Dividends Paid	$2,929	$3,136	$5,921	$6,264

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	September 30, 2015
(In thousands)	(Unaudited)
Assets:
Cash	$57,358	$43,569
Other current assets	235,848	253,530
Property, plant and equipment (net)	150,722	154,594
Long-term assets	16,831	17,131

Total assets	$460,759	$468,824

Liabilities & equity:
Current liabilities	$117,749	$124,952
Long-term debt, net of current maturities	2,000	2,400
Deferred and other long-term liabilities	7,976	8,210
Stockholders’ equity	333,034	333,262

Total liabilities and stockholders’ equity	$460,759	$468,824

SELECTED FINANCIAL DATA:
Working capital	$175,457	$172,147

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATION

	Three months ended March 31,		Six months ended March 31,
(In thousands)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net Income:
Income (loss) from continuing operations	$5,567	$(3,683)	$5,108	$(3,922)
Restructuring and separation costs, net of tax	2,296	866	4,764	866
Income tax reserve release (FIN 48)	—	(4,149)	—	(4,149)
Canadian tax valuation allowance	—	8,996	—	8,996

Non-GAAP net income	$7,863	$2,030	$9,872	$1,791

Diluted shares outstanding	11,422	12,018	11,415	12,029
Diluted Earnings Per Share:
Earnings (loss) per share	$0.49	$(0.31)	$0.45	$(0.33)
Non-GAAP earnings per share	$0.69	$0.17	$0.86	$0.15

For all periods presented, the Company defines non-GAAP net income as net income from continuing operations which excludes: 1) Restructuring and separation costs, net of tax; 2) the Income tax reserve release (FIN 48); and 3) the Canadian tax valuation allowance. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results and measuring operating earnings trends. The Company also believes the disclosure of non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP adjustments, and the basis for excluding them from GAAP financial measures, are outlined below:

•	Restructuring and separation costs, net of tax – For the six months ended March 31, 2016, we recorded $4.8 million in restructuring and separation costs due to the restructuring of our senior management team and the alignment of our salaried and hourly workforce with future production requirements. In the second quarter of Fiscal 2015, we incurred approximately $0.9 million in restructuring and separation costs.

•	Income tax reserve release (FIN 48) – In the second quarter of Fiscal 2015, we released an income tax reserve of $4.1 million for R&D tax credits upon the closing of an IRS audit

•	Canadian tax valuation allowance – In the second quarter of Fiscal 2015, we established a $9.0 million valuation allowance against the Canadian deferred tax assets because we anticipated that we may not be able to realize the benefits of the net operating loss carryforwards and other deductible differences.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.

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